Exhibit 3.2
Amended and Restated
Bylaws
of
MGM Resorts International
(as of ~~October 7, 2022~~January 8, 2025)

Article I
Stockholders

Section 1. Place of Meeting. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, or at no place (by means of remote communication), as may be determined by resolution of the Board of Directors.

Section 2. Voting. Stockholders shall be entitled to vote at meetings either in person or by proxy. In any such voting, each stockholder shall be entitled to vote his shares of stock in accordance with his own interests and without regard to the interests of other stockholders. Each stockholder shall be entitled to one vote for each share of stock registered in his name on the books of the corporation on the record date set by the Board of Directors.

Section 3. Quorum. Any number of stockholders together holding at least a majority of the stock issued and outstanding, who shall be present in person or represented by proxy at any meeting duly called, shall be requisite to and shall constitute a quorum for the transaction of business, except as otherwise provided by law, by the certificate of incorporation or by these bylaws.

Section 4. Adjournment of Meetings. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by the Chair of the meeting or a majority vote of the stockholders present or represented by proxy, without any notice other than by announcement at the meeting (if the adjournment is for 30 days or less), until a quorum shall attend. Any meeting at which a quorum is present may also be adjourned, in like manner, for such time or upon such calls as may be determined by vote. At any adjourned meeting at which a quorum shall attend, any business may be transacted which might have been transacted at the meeting as originally called. Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 222(a) of the General Corporation Law of Delaware. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 5. Annual ~~Elections of Directors~~Meetings. The annual meeting of stockholders for the election of directors and the transaction of other business shall be held on such date and at such time as may be determined by resolution of the Board of Directors. If any date so determined shall be a legal holiday in the place at which the meeting is to be held, the meeting shall be held on the next succeeding business day. At each annual meeting the stockholders shall vote by ballot to elect a Board of Directors and at any such meeting such other corporate business as may properly come before the meeting may be transacted. The Board of Directors may postpone, reschedule, adjourn, recess or cancel any annual meeting previously scheduled by the Board of Directors.

Section 6. List of Stockholders. A complete list of the stockholders entitled to vote at each meeting of stockholders, arranged in alphabetical order, with the residence of each and the number of shares held by each, shall be prepared by the corporation no later than the tenth (10th) day before each meeting of stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the corporation.

Section 7. Special ~~Meeting - How Called.~~Meetings. Special meetings of the stockholders may be called: (a) by the Chair of the Board; (b) upon requisition in writing therefor, stating the purposes thereof, delivered to the Chair of the Board or the Secretary and signed either by a majority of the directors or by the holders of at least 10% of the outstanding common stock of the corporation; or (c) by the resolution of the Board of Directors. The Board of Directors may postpone, reschedule, adjourn, recess or cancel any special meeting previously scheduled by the Board of Directors.

Section 8. ~~Manner of~~ Voting ~~at Stockholders' Meetings~~. Except (i) as otherwise provided in this Section 8, (ii) with respect to an amendment of the bylaws or (iii) as otherwise required by ~~lawCertificate~~law or the corporation’s certificate of incorporation, as amended from time to time, at all meetings of stockholders at which a quorum is present, all ~~questions brought before~~matters presented to the stockholders at the meeting (other than the election of directors) shall be determined by the affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote thereon. Each director shall be elected by a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, unless the election is contested, in which case directors shall be elected by a plurality of the votes cast at such meeting. An election shall be contested if, as determined by the Board of Directors, the number of nominees exceeds the number of directors to be elected. In an election of directors, a majority of votes cast means that the number of votes properly cast “for” a director nominee exceeds the number of votes properly cast “against” and/or “withheld” with respect to that director nominee. Abstentions and broker non-votes do not count as votes “against” and have no effect with respect to the election of directors. ~~Voting for the election of directors shall be by ballot. All other voting shall be viva voce, unless otherwise provided by the law, the Chair of the meeting or these bylaws~~Except in the case of votes for the election of directors and for other matters where expressly so required, the vote at any meeting of the stockholders for any matter need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or on such stockholder’s behalf by a duly authorized and constituted proxy, or, in the case of a meeting to be held solely by means of remote communication, the electronic transmission shall set forth or be submitted with information from which it can be determined that such electronic transmission was authorized by a stockholder or proxy holder.

Section 9. Notice of all Stockholders Meetings. Notice of each annual and special meeting, stating the place, if any, date, and time of the meeting and, in the case of special meetings, the nature of the business to be considered, shall be given by the Secretary or an Assistant Secretary not less than ten (10) nor more than sixty (60) days before the meeting to each stockholder entitled to vote at the meeting at his post office address as it appears on the stock records of the corporation, except as otherwise provided by law, the certificate of incorporation or these bylaws. No business other than that stated or included in the notice shall be transacted at any special meeting of stockholders.

Section 10. Closing Books. The Chair of the Board or any officer designated by the Board of Directors may close the transfer books of the corporation not less than ten (10) nor more than sixty
(60) days before the date specified for any annual or special meeting of stockholders.

Section 11. Consent in Lieu of Meeting. Any action which is required or may be taken at any annual or special meeting of stockholders may be taken without a meeting in accordance with the General Corporation Law of Delaware.
Section 12.    Notice of Stockholder Nominations and Other Business.

(a)Annual Meetings of Stockholders.

(1)Subject to Section 12(d)(4) of Article I of these bylaws, nominations of persons for election to the Board of Directors ~~of the corporation~~ and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) by or at the direction of the Board of Directors or (B) by any stockholder of the corporation who
(i) was a stockholder of record of the corporation at the time the notice required by paragraph (a)(2) of this Section 12 is delivered to the Secretary of the corporation and at the time of the annual meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures and other applicable requirements set forth in paragraph (a)(2) of this Section 12 and with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the regulations promulgated thereunder (including Rule 14a-19 thereunder) as to such business or nomination. Clause (B) of the immediately preceding sentence shall be the exclusive means for a stockholder to make nominations or submit other business for action at any annual meeting of stockholders, other than (a) matters properly brought before the meeting pursuant to notice given under Rule 14a-8 under the ~~Securities~~ Exchange Act ~~of 1934, as amended (the "Exchange Act")~~ and included in the corporation’s notice of meeting or (b) nominations for election to the Board of Directors pursuant to paragraph (b) of this Section 12.

(2)Without qualification or limitation of any other requirement, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to clause (B) of the first sentence of paragraph (a)(1) of this Section 12, the stockholder must have given sufficient, timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by Section 13 of Article I of these bylaws) in writing to the Secretary of the corporation and any such proposed business must constitute a proper matter for stockholder action. For the purposes of any nominations of persons for election to the Board of Directors ~~of the corporation~~ and the proposal of other business to be considered by the stockholders, to be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day nor later than the close of business on the ninetieth (90th) day prior to the first anniversary of the date of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(3)To be sufficient, a stockholder’s notice delivered pursuant to paragraph (a) of this Section 12 must set forth: (A) as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director (i) all information relating to such person that would be required to be disclosed in a proxy statement required to be made in connection with solicitations of proxies for election of such persons as directors in a contested election, or as is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (ii) such person’s written consent to being named as a nominee and to serving as a director if elected and (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among, on the one hand, such stockholder and any other beneficial owner, if any, of such stock, and their respective affiliates and associates, or others acting in concert therewith, and, on the other hand, each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K under the Exchange Act if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (B) if the notice relates to any business, other than a nomination of a person for election as a director, that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address (in the case of the stockholder, as they appear on the corporation’s books), (ii)(a) the class or series and number of shares of capital stock or other securities of the corporation which are, directly or indirectly, owned beneficially and of record by such person, (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or (c) any option or right with a settlement payment or mechanism at a price related to any class or series of shares, or other securities, of the corporation or any subsidiary of the corporation with a value derived in whole or in part from the value of any class or series of shares, or other securities, of the corporation or any subsidiary of the corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares, or other securities, of the corporation or any subsidiary of the corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares, or other securities, of the corporation or any subsidiary of the corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares, or other securities, of the corporation, or any subsidiary of the corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares, or other securities, of the corporation or any subsidiary of the corporation, through the delivery of cash or other property, or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (d) any proxy, contract, arrangement, understanding, or relationship pursuant to which such person has a right to vote any shares of any security of the corporation, (e) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares, or other securities, of the corporation or any subsidiary of the corporation, (f) any rights to dividends or other distributions on the shares of the capital stock of the corporation owned by such person that are separated or separable from the underlying shares of the corporation, (g) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such a general or limited partnership or in which any members of such stockholder’s immediate family have an interest, and (h) any performance-related fees (other than an asset-based fee) that such person is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such person, any of its respective affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (v) a representation whether the stockholder or the beneficial owner, if any, intends to be or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least ten percent (10%) of the stock entitled to vote, (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination, ~~and (vi~~(vi) a representation whether such stockholder intends or is part of a group which intends to solicit proxies or votes from stockholders in support of director nominees other than the corporation’s nominees or nomination in accordance with Rule 14a-19 under the Exchange Act, including providing the information required to be provided pursuant to Rule 14a-19 under the Exchange Act with respect to each such nominee and a statement that such stockholder and/or such beneficial owner intends to solicit the holders of at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the corporation’s nominees, and (vii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder~~.~~, including the information required to be provided pursuant to Rule 14a-19 under the Exchange Act, if applicable. With respect to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder must, in addition to the matters set forth above, include the completed and signed questionnaire, representation and agreement required by Section 13 of Article I of these bylaws). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to (a) serve as an independent director of the corporation under the listing standards of the principal U.S. exchange upon which the corporation’s capital stock is listed, any applicable rules of the Securities and Exchange Commission and publicly disclosed standards, if any, used by the Board of Directors in determining the independence of the corporation’s directors (the “Applicable Independence Standards”) or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee in relation to such stockholder or beneficial owner or (b) be found suitable, eligible to be licensed or otherwise qualified by the applicable gaming and regulatory authorities for the jurisdictions in which the corporation operates.

Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the annual meeting of stockholders shall declare the nomination of the proposed nominee to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation, if the proposed nominee is not eligible to be found suitable or licensed or is otherwise barred by the applicable gaming and regulatory authorities for the jurisdictions in which the corporation operates. Without limitation on any obligation of any such stockholder to update material information, the information required by clauses (C)(ii) and (C)(iii) of paragraph (a)(3) of this Section 12 shall be updated by such stockholder and beneficial owner, if any, not later than ten (10) days after the record date for determining the stockholders entitled to vote at the meeting to disclose such information as of that record date.

A stockholder and/or beneficial owner who has delivered a notice of nomination in accordance with Rule 14a-19 under the Exchange Act shall, not later than five business days prior to the date of the applicable meeting of stockholders, deliver to the corporation reasonable evidence that such stockholder and/or such beneficial owner has met and complied with all of the requirements of these bylaws and of Rule 14a-19(a) (including for the avoidance of doubt Rule 14a-19(a)(3), which provides that a stockholder soliciting proxies in support of director nominees other than the corporation’s nominees must solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors).

(4)Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 12 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at an annual meeting is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(b)Proxy Access for Director Nominations at Annual Meetings.

(1)The corporation shall include in its proxy statement for an annual meeting of stockholders the name, together with the Required Information (as defined below), of any person nominated for election (a “Stockholder Nominee”) to the Board of Directors by a stockholder that satisfies, or by a group of no more than twenty (20) stockholders that satisfy, the requirements of paragraph (b) of this Section 12 (an “Eligible Stockholder”), and that expressly elects at the time of providing the notice required by paragraph (b) of this Section 12 (the “Proxy Access Nomination

Notice”) to have its nominee included in the corporation’s proxy materials pursuant to paragraph (b) of this Section 12.

(2)To be timely, a stockholder’s Proxy Access Nomination Notice shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the date the corporation commenced mailing of it proxy materials in connection with the most recent annual meeting of stockholders (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the one hundred twentieth (120th) day prior to such annual meeting, or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to such annual meeting, the tenth (10th) calendar day following the day on which a public announcement of such annual meeting is first made by the corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Proxy Access Nomination Notice as described above.

(3)For purposes of this Section 12(b), the “Required Information” that the corporation will include in its proxy statement is (A) the information concerning the Stockholder Nominee and Eligible Stockholder that is required to be disclosed in the corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (B) if the Eligible Stockholder so elects, a Statement (as defined below). To be timely, the Required Information must be delivered to the Secretary of the corporation within the time period specified in paragraph
(b) of this Section 12 for providing the Proxy Access Nomination Notice.

(4)The number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the corporation’s proxy materials pursuant to paragraph (b) of this Section 12, but either are subsequently withdrawn or that the Board of Directors decides to nominate as nominees of the Board of Directors) appearing in the corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (A) two or (B) twenty percent (20%) of the number of directors in office as of the last day on which a Proxy Access Nomination Notice may be delivered pursuant to Section 12(b)(2), or if such amount is not a whole number, the closest whole number below twenty percent (20%) (the “Permitted Number”) (provided, however, that the Permitted Number shall be reduced, but not below zero, by the number of such director candidates for which the corporation shall have received one or more valid notices that a stockholder (other than an Eligible Stockholder) intends to nominate director candidates at such applicable annual meeting of stockholder pursuant to paragraph (a) of this Section 12 and, provided, further, that in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Proxy Access Nomination Notice is required to be submitted pursuant to paragraph (b) of this Section 12 and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced). In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to paragraph (b) of this Section 12 exceeds the Permitted Number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of capital stock of the corporation each Eligible Stockholder has disclosed as owned in its respective Proxy Access Nomination Notice submitted to, and confirmed by, the corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(5)For purposes of paragraph (b) of this Section 12, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the capital stock of the corporation as to which the stockholder possesses both (A) full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares provided that the number of shares calculated in accordance with clauses (A) and
(B) shall not include any shares (i) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (ii) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell, or (iii) subject to any option, warrant, forward swap, contract of sale, or other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instruction or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding capital stock of the corporation, in any such case which instruction or agreement has, or is intended to have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any shares, and/or hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate. A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which (x) the person has loaned such shares provided that the person has the power to recall such loaned shares on three (3) business days’ notice, or (y) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of capital stock of the corporation are “owned” for these purposes shall be determined by the Board of Directors, which determination shall be conclusive and binding on the corporation and its stockholders.

(6)An Eligible Stockholder must have owned (as defined above) for at least three (3) years the number of shares of capital stock as shall constitute three percent (3%) or more of the outstanding capital stock of the corporation (the “Required Shares”) as both (A) a date within seven (7) days prior to the date of the Proxy Access Nomination Notice and (B) the record date for determining stockholders entitled to vote at the annual meeting of stockholders. For purposes of satisfying the foregoing ownership requirements under paragraph (b) of this Section 12, (A) the shares of capital stock owned by one or more stockholders, or by the person or persons who own shares of the capital stock of the corporation and on whose behalf any stockholder is acting, may be aggregated, provided that the number of stockholders and other persons whose ownership is aggregated does not exceed twenty (20) and (B) a group of funds under common management and investment control shall be treated as one stockholder or person for this purpose. No person may be a member of more than one group of persons constituting and Eligible Stockholder under paragraph (b) of this Section 12. For the avoidance of doubt, if a group of stockholders aggregates ownership of shares in order to meet the requirements under paragraph
(b) of this Section 12, all shares held by each stockholder constituting their contribution to the foregoing 3% threshold must be held by that stockholder continuously for at least three (3) years, and evidence of such continuous ownership shall be provided as specified in paragraph (b)(6) of this Section 12.

Within the time period specified in paragraph (b) of this Section 12 for providing the Proxy Access Nomination Notice, an Eligible Stockholder must provide the following information in writing to the Secretary of the corporation:

(i)one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three (3)-year holding period) verifying that, as of a date within seven (7) days prior to the date of the Proxy Access Nomination Notice, the Eligible Stockholder owns, and has owned continuously for the preceding three (3) years, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting of stockholders, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(ii)the written consent of each Stockholder Nominee to being named in the corporation’s proxy statement as a nominee and to serving as a director if elected, together with the information and representations that would be required to be set forth in a stockholder’s notice of a nomination pursuant to clauses (A) and (C) of paragraph (a)(3) of this Section 12, including, without limitation, the completed and signed questionnaire, representation and agreement required by Section 13 of Article I of these bylaws and any additional information that may be requested by the Board of Directors pursuant to paragraph (a)(3) of this Section 12 as is necessary for the Board of Directors to determine if (A) the Stockholder Nominee is independent under the Applicable Independence Standards and (B) the Stockholder Nominee is eligible to be found suitable or licensed or otherwise qualified by the applicable gaming and regulatory authorities for the jurisdictions in which the corporation operates;

(iii)a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act, as such rule may be amended;

(iv)a representation that the Eligible Stockholder, including each member of any group of stockholders that together is an Eligible Stockholder under this Section 12(b), (a) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent, (b) has not nominated and will not nominate for election to the Board of Directors at the annual meeting of stockholders any person other than the Stockholder Nominee(s) being nominated pursuant to paragraph (b) of this Section 12, (c) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the Board of Directors, (d) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the corporation and (e) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including any withdrawal of the nomination; and

(v)an undertaking that the Eligible Stockholder agrees to (a) own the Required Shares through the date of the annual meeting of stockholders, (b) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the corporation or out of the information that the Eligible Stockholder provided to the corporation, (c) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect the Stockholder Nominee pursuant to paragraph (b) of this Section 12, (d) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting and (e) provide to the corporation prior to the annual meeting such additional information as necessary with respect thereto.

(7)The Eligible Stockholder may provide to the Secretary of the corporation, at the time the information required by paragraph (b) of this Section is provided, a written statement for inclusion in the corporation’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of the Stockholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 12, the corporation may omit from its proxy materials any information or the Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.

(8)Any Stockholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of stockholders but either (A) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (B) does not receive at least twenty- five percent (25%) of the votes cast “for” the Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 12(b) for the next two (2) annual meetings.

(9)The corporation shall not be required to include, pursuant to this Section 12(b), any Stockholder Nominees in its proxy materials for any meeting of stockholders (A) for which the Secretary of the corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 12(a) of this Article I and such stockholder does not expressly elect at the time of providing the notice to have its nominee included in the corporation’s proxy materials pursuant to this Section 12(b), (B) if the Eligible Stockholder who has nominated such Stockholder Nominee (or any member of any group of stockholders that together is such Eligible Stockholder) has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (C) if another person is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of stockholders other than a nominee of the board of directors, (D) who is not independent under the Applicable Independence Standards, as determined by the Board of Directors, (E) whose election as a member of the Board of Directors would cause the corporation to be in violation of these bylaws, the certificate of incorporation, the listing standards of the principal exchange upon which the corporation’s capital stock is traded, or any applicable law, rule or regulation, (F) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (G) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years, (H) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (I) who is not eligible to be found suitable or licensed or is otherwise barred by the applicable gaming and regulatory authorities for the jurisdictions in which the corporation operates, (J) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, as determined by the Board of Directors, or (K) if the Eligible Stockholder or applicable Stockholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Stockholder or Stockholder Nominee or fails to comply with its obligations pursuant to this Section 12.

(10)Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the annual meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation, if (i) the information provided pursuant to this Section 12(b) to the corporation by such individual or by the Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) who nominated such individual was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (ii) such individual, or the Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) who nominated such individual, shall have breached or failed to comply with its agreements, representations undertakings and/or obligations pursuant to these bylaws, including, without limitation, paragraph
(b) of this Section 12.

(11)The Eligible Stockholder (including any person who owns shares of capital stock of the corporation that constitute part of the Eligible Stockholder’s ownership for purposes of satisfying paragraph (b)(6) of this Section 12) shall file with the Securities and Exchange Commission any solicitation or other communication with the corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act.

(c)Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (1) by or at the direction of the Board of Directors, or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who (i) is a stockholder of record of the corporation at the time the notice provided for in this Section 12 is delivered to the Secretary of the corporation and at the time of the special meeting, (ii) is entitled to vote at the meeting and upon such election, and
(iii) complies with the notice procedures set forth in this Section 12 as to such nomination. Subject to paragraph (d)(4) of this Section 12, in the event a special meeting of stockholders is duly called for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice containing the information required by paragraph (a)(3) hereof with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 13 of Article I of these bylaws) shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for delivering the stockholder’s notice as described above.

(d)General.

(1)Only such persons who are nominated in accordance with the procedures set forth in this Section 12 or the certificate of incorporation of the corporation shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12~~.~~ and with the requirements of Rule 14a-19 under the Exchange Act, if applicable. Except as otherwise provided by law, the certificate of incorporation or these bylaws, the person presiding at the meeting of stockholders shall have the power (A) to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 12 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (C)(v) of paragraph (a)(3) of this Section 12, including with respect to compliance with Rule 14a-19 under the Exchange Act, if applicable) and (B) if any proposed nomination or other business was not made or proposed in compliance with this Section 12, to declare that no action shall be taken on such nomination or other proposal and that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or other business, such nomination shall be disregarded and such proposed other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 12, to be considered a qualified representative of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2)For purposes of this Section 12, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12; provided however, that any references in these bylaws to particular provisions of the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements under the Exchange Act applicable to nominations or proposals as to any other business to be considered pursuant to this Section 12 but, in addition to satisfying any such requirements, compliance with this Section 12 shall be the exclusive means for a stockholder to make nominations or submit other business, as applicable (other than business properly brought before a meeting after inclusion in the proxy statement of the Board of Directors under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time).

(4)Nothing in these bylaws shall limit any rights (A) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, or (B) of the holders of any class or series of stock having a preference over the common stock of the corporation as to dividends or upon liquidation to elect directors in accordance with the certificate of incorporation of the corporation. Nothing in these bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the corporation’s proxy statement, any nomination of director or directors or any other business proposal (but stockholders shall have such rights to the extent separately provided by Rule 14a-8 under the Exchange Act).

Section 13. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 12(a) or Section 12(b), in each case, of Article I of these bylaws, as applicable) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf his nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) except to the extent specifically identified therein, would be in compliance, if elected as a director of the corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and trading policies and guidelines applicable to directors of the corporation publicly disclosed to the date of such statement.

Section 14. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chair of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chair at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chair should so determine, such chair shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Article II
Directors

Section 1. First Meeting. Each newly elected Board of Directors may hold their first meeting for purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent in writing of all the directors, or may be called and held in the manner hereinafter provided for special meetings.

Section 2. Election of Officers; Appointed Officers. At such meeting, the directors (i) shall elect from their number: a Chair of the Board; (ii) shall elect a Chief Executive Officer, a President, a Chief Financial Officer and a Treasurer, and shall elect, or empower the Chief Executive Officer to appoint, a Secretary (who need not be directors); and (iii) may elect, or empower the Chief Executive Officer to appoint, one or more (who need not be directors), Vice Presidents (including Executive Vice Presidents and specified Senior Vice Presidents), one or more Assistant Treasurers, one or more Assistant Secretaries, a General Counsel (or Chief Legal Officer, if applicable), a Chief Operating Officer, Co-Chief Operating Officers and/or additional Chief Operating Officers with specified scopes of authority and a Chief Marketing Officer. Unless otherwise determined by the Board, any officers appointed by the Chief Executive Officer pursuant to the authority granted under the preceding sentence shall be subject to removal by action of the Chief Executive Officer or the Board of Directors. The same person may hold more than one office. Such officers shall hold office until the next annual election of officers and until their successors are elected and qualify, unless sooner removed as hereinafter provided.

Section 3.    Regular Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Chair of the Board of Directors.

Section 4. Special Meetings. Special meetings of the Board of Directors may be called by the Chair of the Board or the Chief Executive Officer, or on the written request of any two directors. Notice of a special meeting, which may be written or oral, shall be given to each Director at least twenty four (24) hours prior to such meeting.

Section 5.    Number of Directors and Quorum. The number of directors shall be not less than three nor more than twenty, as may be determined from time to time by resolution of the Board of

Directors. A majority of the number so determined by the Board of Directors shall constitute a quorum for the transaction of business, and the act of a majority of the Directors present at a meeting in the presence of a quorum shall constitute the act of the Board of Directors, except as otherwise provided by law or certificate of incorporation or these bylaws. If less than a quorum shall be in attendance at the time for which said meeting shall have been called, those present may, by majority vote, adjourn said meeting to another date certain. Directors need not be stockholders.

Section 6. Place of Meeting. The directors may hold their meetings at such place as they may from time to time by resolution determine, within or without the State of Delaware, and may participate in such meeting by means of conference telephone or similar communications equipment in accordance with the General Corporation Law of Delaware by which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 7. Consent in Lieu of Meeting. Any action which is required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting in accordance with the General Corporation Law of Delaware. A consent may be documented, signed and delivered in any manner permitted by Section 116 of the General Corporation Law of Delaware. Any person (whether or not then a Director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than sixty (60) days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 7 at such effective time so long as such person is then a Director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 8. General Powers of Directors. The Board of Directors shall manage the business of the corporation or shall direct such management through the officers and employees of the corporation, and, subject to the restrictions imposed by law, the certificate of incorporation or these bylaws, may exercise all the powers of the corporation.

Section 9. Specified Powers of Directors. Without prejudice to such general powers, it is hereby expressly declared that the Board of Directors shall have the following powers, subject to applicable law, the certificate of incorporation and these bylaws:

1.To adopt a common seal of the corporation, if any.

2.To make and change regulations, not inconsistent with these bylaws, for the management of the corporation’s business and affairs.

3.To purchase or otherwise acquire for the corporation any property, rights or privileges which the corporation is authorized to acquire, at such price or consideration and generally on such terms and conditions, as they think fit.

4.To pay for any property purchased for the corporation either wholly or partly in money, stock, bonds, debentures or other securities for the corporation.

5.To borrow money and to make and issue notes, bonds, debentures, and other negotiable and transferable instruments, mortgages, deeds of trust, and trust agreements, and to do every act and thing necessary to effectuate them.

6.To remove any officer, with or without cause, and in their discretion, from time to time, to devolve the powers and duties of any officer upon any other person for the time being.

7.To appoint and remove or suspend such subordinate officers, employees, agents or factors as they may deem necessary and to determine their duties.
8.To confer upon any officer of the corporation the power to appoint, remove and suspend subordinate officers, agents, employees and factors, and to determine their duties and fix, and from time to time change, their salaries or remuneration and to require security as and when they think fit.

9.To determine who shall be authorized on the corporation’s behalf to make and sign bills, notes, acceptances, endorsements, checks, releases, receipts, contracts and other instruments.

10.To determine who shall be entitled to vote in the name and behalf of the corporation upon, or to assign and transfer, any shares of stock, bonds, or other securities of other corporations held by the corporation.

11.To call special meetings of stockholders for any purpose or purposes.

12.To fix and from time to time change the salaries or remuneration of all officers, agents, employees or factors and to require security as and when they think fit.

13.To fill vacancies in the offices of the Chair of the Board, Chief Executive Officer, President, Vice President, Secretary, Chief Financial Officer or Treasurer (including, to the extent applicable, by empowering the Chief Executive Officer to fill such vacancies pursuant to Article II, Section 2), as well as any other vacancies as may exist in the offices of the corporation.

14.To fill vacancies in the Board of Directors.

Section 10. Compensation of Directors. Directors who receive compensation as full time officers or as full time employees of the corporation or any of its subsidiaries shall receive no compensation for services as directors. The Board of Directors may, by resolution, fix the compensation to be paid to all other directors for their services as directors of the corporation, including attendance at meetings.

Section 11. Interested Directors. No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

1.The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

2.The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the holders of a majority of the stock outstanding; or

3.The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors, or of a committee which authorizes the contract or transaction.

Section 12.    Indemnification and Advancement of Expenses.

(a)In this Section 12:

(1)“Director or officer” means an individual who is or was a director or officer of the corporation and includes the estate or personal representative of such person.

(2)“Liability” means the obligation to pay a judgment, settlement, penalty, fine or expenses, including attorneys’ fees, reasonably incurred with respect to a proceeding.

(3)“Party” means an individual who was, is or is threatened to be made a party or who is otherwise involved in a proceeding.

(4)“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative, and whether formal or informal.

(b)The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, any director or officer who is a party in a proceeding by reason of the fact that he or she is or was a director or officer of the corporation, or, while a director or officer of the corporation, serves or served at the request of the corporation as a director, officer, manager, member, partner, trustee, employee or agent of another entity, including service with respect to an employee benefit plan, against all liability reasonably incurred by the director or officer in connection with the proceeding. Notwithstanding the preceding sentence, the corporation shall be required to indemnify a director or officer in connection with a proceeding (or part of a proceeding) commenced by the director or officer only in accordance with Section 12(d) below or if the commencement of the proceeding (or part of the proceeding) by the director or officer was authorized in the specific case by the Board of Directors of the corporation.

(c)The corporation shall to the fullest extent not prohibited by law pay the expenses, including attorneys’ fees, incurred by a director or officer in defending any proceeding in advance of the final disposition of the proceeding, provided, however, that, to the extent required by law, the payment of expenses in advance of the final disposition of the proceeding shall be made only following receipt of an undertaking by the director or officer to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified under this Section 12 or pursuant to any other bylaw, agreement or action by the Board of Directors or stockholders. If a claim for indemnification (following the final disposition of any proceeding) or advancement of expenses under this Section 12 is not paid in full within thirty (30) days after a written claim for indemnification or advancement by a director or officer has been received by the corporation, the director or officer may file suit to recover the unpaid amount of the claim, and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting the claim. In any such action the corporation shall have the burden of proving that the director or officer is not entitled to the requested indemnification or advancement of expenses.

(d)The rights conferred by this Section 12 shall not be exclusive of any other rights a director or officer may have or in the future acquire under any statute, provision of the certificate of incorporation, bylaw, agreement or vote of the disinterested directors, stockholders or otherwise.

(e)For purposes of this Section 12, a director or officer is considered to be serving an employee benefit plan at the corporation’s request if the director or officer’s duties to the corporation also impose duties on, or involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. A director or officer who acted in good faith and in a manner the director or officer reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation. The term “fine” includes excise taxes assessed with respect to an employee benefits plan.

(f)The corporation’s obligation, if any, to indemnify or to advance expenses to any director or officer who serves or served at the request of the corporation as a director, officer, manager, member, partner, trustee, employee or agent of another entity, including service with respect to an employee benefit plan, shall be reduced by any amount the director or officer has collected as indemnification or advancement of expenses from the other entity.

(g)This Section shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than directors or officers when and as authorized by appropriate corporate action.

(h)Any repeal or modification of any provision or provisions of this Section shall not adversely affect any right or protection provided by any provision or provisions of this Section to any director or officer with respect of any act or omission occurring prior to the time of the repeal or modification.

(i)Notwithstanding any of the foregoing in this Section 12, the corporation shall not be obligated to pay the expenses, including attorneys’ fees, incurred by a director in defending any proceeding in advance of the final disposition of the proceeding if (i) the director defending any such proceeding was nominated to the Board pursuant to a contractual right or agreement, and (ii) the material allegations of the complaint (or such other complaining document as the case may be) giving rise to the proceeding relate to a breach or breaches of the director’s fiduciary duties to the corporation and its stockholders in favor of, or in furtherance of the interests of, the person who, or entity that, nominated such director pursuant to the foregoing clause (i). In any case when the conditions of clauses (i) and (ii) are met, then advancement of such expenses shall be discretionary.
Article III
Officers

Section 1. Officers. The officers of the corporation shall be elected pursuant to Article II, Section 2.

Section 2. Chair of the Board. The Chair of the Board shall preside at all meetings of the Board of Directors and stockholders. The Chair of the Board shall also: have power to call special meetings of the stockholders and directors, for any purpose or purposes; ~~he shall~~ appoint and discharge, subject to the approval of the directors, employees and agents of the corporation, prescribe their duties and fix their compensation~~, and shall~~; make and sign bonds, mortgages and other contracts and agreements in the name and behalf of the corporation, except when the Board of Directors by resolution permits the same to be done by some other officer or agent; ~~he shall~~ when so authorized by the Board of Directors, affix the seal of the corporation to any instrument requiring the same, and the same, when so affixed, shall be attested by the signature of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, or such officer or agent as may be designated by the Board; ~~he shall~~ see that the books, reports, statements, and certificates required by the statute under which the corporation is organized or any other laws applicable thereto are properly kept, made and filed according to law; and ~~he is~~ generally to do and perform all acts incident to the office of Chair of the Board or which are authorized or required by law. ~~He~~The Chair shall see that all orders and resolutions of the Board of Directors are carried into effect subject, however, to the right of the directors to delegate any specific powers except such as may by statute be exclusively conferred upon the Chair of the Board to any other officer or officers of the corporation. ~~He~~The Chair shall have such other powers and duties as may be conferred ~~upon him~~ by the Board of Directors and shall report directly to the Board of Directors.

Section 3. Chief Executive Officer. The Chief Executive Officer shall have the same authority to act on behalf of the corporation as the President, and in addition, the Chief Executive officer shall have full authority to execute proxies on behalf of the corporation, to vote stock owned by it in any other corporation, and to execute powers of attorney appointing other corporations, partnerships or individuals as the agent of the corporation. The Chief Executive Officer shall be subject to the control of the Board of Directors. In the event of a difference of opinion between the Chief Executive Officer and the President, if they are different persons, the decision of the Chief Executive Officer shall prevail. The Chief Executive Officer shall also have the authority, subject to the power of the Board of Directors, to appoint or remove all persons employed or to be employed by the Corporation in any capacity whatsoever, except the officers elected by the Board of Directors pursuant to Article II, Section 2.

Section 4. President. The President(s), if any, shall have the powers and duties as may be conferred ~~upon him~~ by the Board of Directors.

Section 5. Vice Presidents. Each Vice President, if any, shall have such powers and shall perform such duties as may be assigned ~~to him~~ by the Board of Directors (or in the case of Vice Presidents or Senior Vice Presidents designated by the Chief Executive Officer, such duties as may be assigned by the Chief Executive Officer, but subject to Article II, Section 2). In the case of a death, absence or disability of the President, the duties of the office of the President shall be performed by the Vice

Presidents in the order of priority established by the Board, unless and until the Board of Directors shall otherwise direct.

Section 6. Secretary. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by law or by these bylaws, and in case of ~~his~~ absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chair of the Board, or by the directors or stockholders upon whose requisition the meeting is called as provided in these bylaws. ~~He~~The Secretary shall record all the proceedings of the meetings of the corporation and of the directors (and when requested of the Executive and any other standing committee) in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the directors or the Chair of the Board. ~~He~~The Secretary shall have the custody of the seal of the corporation. ~~He~~The Secretary shall be sworn to the faithful discharge of his duties.

Section 7. Assistant Secretaries. Each Assistant Secretary, if any, shall have such powers and shall perform such duties as may be assigned ~~to him~~ by the Board of Directors. In the case of the death, absence or disability of the Secretary, the duties of the office of Secretary shall be performed by the Assistant Secretaries in the order of priority established by the Board, unless and until the Board of Directors shall otherwise direct.

Section 8. Treasurer. The Treasurer shall have the custody of all funds, securities, evidences of indebtedness and other valuable documents of the corporation, and shall deposit the same in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. ~~He~~The Treasurer shall: enter or cause to be entered in books of the corporation to be kept for that purpose full and accurate accounts of all monies received on account of the corporation, and, whenever required by the Chair of the Board or the directors, ~~he~~ shall render a statement of ~~his~~ the Treasurer’s cash accounts; ~~he shall,~~ unless otherwise determined by the directors, have charge of the original stock books, transfer books and stock ledgers, and act as transfer agent in respect of the stock and securities of the corporation; and ~~he shall~~ perform all of the other duties incident to the office of the Treasurer.

Section 9. Assistant Treasurers. Each Assistant Treasurer, if any, shall have such powers and shall perform such duties as may be assigned to him by the Board of Directors. In the case of the death, absence or disability of the Treasurer, the duties of the office of Treasurer shall be performed by the Assistant Treasurer in the order of priority established by the Board, unless and until the Board of Directors shall otherwise direct.

Section 10. Chief Financial Officer. The Chief Financial Officer, if any, shall be responsible for the maintenance of adequate accounting records of all assets, liabilities, and transactions of the corporation. The Chief Financial Officer shall prepare and render such balance sheets, income statements and other financial reports as the Board of Directors or the Chair of the Board may require, shall disburse the funds of the corporation as may be ordered by the Board of Directors, and shall perform such other duties as may be assigned ~~to him~~ by the Board of Directors.

Section 11. General Counsel. The General Counsel, if any, who may also, or in the alternative, have the title Chief Legal Officer, shall have such powers and shall perform such duties as may be assigned by the Board of Directors or the Chair of the Board and shall perform all of the duties commonly incident to such office.

Section 12. Absence of Officer. In the case of the absence of any officer of the corporation or for any other reason that the Board of Directors may deem sufficient, the Board may delegate the powers and duties of such officer to any other officer or to any Director for the time being.

Article IV
Resignations Filling of Vacancies

Section 1. Resignations. Any Director, member of a committee or other officer may resign at any time, subject to any applicable contract provisions. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified at the time of its receipt by the Chair of the Board, President or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 2. Filling of Vacancies. If the office of any member of a committee or of any officer or agent becomes vacant, the directors in office, although less than a quorum, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his successor shall be duly chosen. A vacancy in the Board of Directors may be filled by the stockholders or by the directors in office (although less than a quorum) or by a sole remaining Director. Any vacancy of any officer appointed by the Chief Executive Officer pursuant to authority granted by the Board of Directors under Article II, Section 2 may also be filled by the Chief Executive Officer.

Article V
Capital Stock

Section 1. Issue of Certificates of Stock. Certificates of the shares of the capital stock of the corporation shall be in such form as shall be approved by the Board of Directors. They shall be numbered and shall be entered in the books of the corporation as they are issued and shall exhibit the holders’ name and the number of shares. Subject to any resolution of the Board of Directors for any or all classes or series of stock to be uncertificated, each stockholder shall be entitled to a certificate of his stock under the seal of the corporation, signed by the Chair of the Board, President or a Vice President, and also by the Secretary or an Assistant Secretary, or by the Treasurer or an Assistant Treasurer. Any or all of such signatures may be a facsimile. No stock certificate shall be valid unless countersigned and registered in such manner, if any, as the directors shall by resolution prescribe.

Section 2. Transfer of Shares. The shares of stock of the corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives; and upon such transfer the old certificates shall be surrendered to the corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other persons as the Board of Directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued, subject to any resolution of the Board of Directors for any or all classes or series of stock to be uncertificated. A record shall be made of each transfer. The Board of Directors may appoint a transfer agent and also may appoint a registrar of transfer and may require all stock certificates to bear their signatures.

Section 3. Dividends. The Board of Directors may declare in accordance with the General Corporation Law of Delaware dividends from the surplus or net profits arising from the business of the corporation as and when it deems expedient. Before declaring any dividend, there may be reserved out of the accumulated profits, such sum or sums as the Board of Directors from time to time in its discretion considers proper for working capital or as a reserve fund to meet contingencies or for such other purposes as the Board of Directors shall think conductive to the interests of the corporation. The Board of Directors may close the transfer books not more than sixty (60) days next preceding the day appointed for the payment of any dividend.

Section 4. Lost Certificates. Any person claiming a certificate of stock to be lost, stolen or destroyed shall make an affidavit or affirmation of that fact, and if requested to do so by the Board of Directors, may require, and shall advertise such fact in such manner as the Board of Directors may require, and shall give the corporation a bond of indemnity in such sum as the Board of Directors may direct, but not less than double the value of the stock represented by such certificate, in form satisfactory to the Board of Directors and to the transfer agent and registrar of the corporation, and with or without sureties as the Board of Directors with the approval of the transfer agent and registrar of the corporation may prescribe; whereupon, the President or a Vice President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, may cause to be issued a new certificate of the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed, but always subjected to the approval of the Board of Directors.

Section 5. Rules as to Issuance of Certificates. The Board of Directors may make such rules and regulations as it may deem expedient concerning the issuance, transfer and registration of certificates of stock of the corporation. Each and every person accepting from the corporation certificates of stock therein shall furnish the corporation a written statement of his or her residence or post office address.

Section 6. Holders of Stock. The Board of Directors shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by law.

Article VI
Amendments

Section 1. Amendments of Bylaws. The Board of Directors by affirmative vote of a majority of the directors, or the stockholders by the affirmative vote of the holders of a majority of the stock issued and outstanding and entitled to vote if the substance of the proposed amendment shall have been stated in the notice of the meeting of stockholders, may amend or alter any of these bylaws.

Article VII [Reserved]

Article VIII
Committees

Section 1. Committees of the Board of Directors. The corporation elects to be governed by subsection (2) of section 141(c) of the General Corporation Law of Delaware. The Board of Directors

may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

Article IX
Miscellaneous Provisions

Section 1. Fiscal Year.    The fiscal year of the corporation shall commence on January 1 in each year.

Section 2. Registered Office. The registered office of the corporation shall be established and maintained at the office of the Corporation Service Company, at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, in the State of Delaware; the Corporation Service Company shall be the registered agent of the corporation in charge thereof. The registered office and registered agent may be changed from time to time by action of the Board of Directors and the appropriate filing by the corporation in the office of the Secretary of State of the State of Delaware.

Section 3. Other Offices. The corporation shall, in addition to its registered office in the State of Delaware, establish and maintain an office or offices at such other place or places as the Board of Directors may from time to time find necessary or desirable.

Section 4. Notice and Waiver of Notice. Whenever any notice is required by these bylaws to be given, personal notice is not meant unless expressly so stated; and any notice so required shall be deemed to be sufficient if given by depositing it in a post office box in a sealed post-paid wrapper addressed to the person entitled thereto at his post office address, as shown on the stock book of the corporation in the case of a stockholder, and to ~~his~~their last known post office address, if ~~he is~~ not a stockholder, and such notice shall be deemed to have been given on the day of such mailing. Any notice required to be given under these bylaws may be waived by the person entitled thereto. Notice to directors may be given by telephone or other means of electronic transmission.

Section 5. Inspection of Books. The Board of Directors shall determine from time to time whether and, if allowed, when and under what conditions and regulations the accounts and books of the corporation (except such as may, by statute, be specifically open to inspection) or any of them shall be open to the inspection of the stockholders, and the stockholders’ rights in this respect are and shall be restricted and limited accordingly.

Section 6. Exclusive Forum. Unless the corporation consents in writing to the selection of an alternative forum~~,~~: (A) the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following: (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by ~~any~~or any other wrongdoing by any current or former director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law, ~~and (iv) any action asserting a claim governed by the internal affairs doctrine.~~the corporation’s certificate of incorporation or bylaws, and (iv) any action asserting a claim governed by the internal affairs doctrine; and (B) the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Section 6(A) above shall not apply in any respect to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder or any other claim or cause of action for which the federal courts have exclusive jurisdiction.

Section 7. Record Date, Voting Rights and Privileges. The Board of Directors may fix in advance a record date for the determination of stockholders entitled to any voting rights or other privileges, all as permitted by the General Corporation Law of the State of Delaware.